First Sentry Bancshares, Inc.

Dear Customers, Shareholders and Friends:

Please find enclosed the unaudited financial statements as of September 30, 2011 and for the nine month period ended September 30, 2011.

It is with pleasure to report that Your Bank experienced a record net income over this period of $2.398 million.  This is a 16.2% improvement over the comparable period in 2010 when net income was $2.064 million.  As mentioned in the second quarter report, this improvement is primarily attributable to:  1) the maintenance of net interest income during a time of historic low interest rates, 2) a 30.7% reduction in loan loss provision expense, and 3) the control of non-interest expense.  Earnings per share for the nine month period ended September 30, 2011 was $1.67 compared to $1.44 for the same period in 2010.

Total assets on 9/30/11 were $498.0 million versus $494.7 million on 9/30/2010.  This small increase is a function of management’s strategy to manage growth organically while also recognizing that record low interest rates have had an impact on certificates of deposit balances.  From 9/30/10 to 9/30/11, balances in certificates of deposit fell from $220.1 million to $210.6 million, a 4.3% decrease.

Despite this $9.5 million decrease in certificates of deposit, demand deposits remained stable over the period while savings deposits actually increased $2.4 million.  Total loans increased $1.6 million over this time period as well.  In a time of decreased loan demand caused by a weakened economy, we are encouraged with this growth in loans.  In addition to the loan growth, it is important to note that the Allowance for Loan Losses also increased, as it improved to 1.63% of total loans on 9/30/11 from 1.38% of total loans on 9/30/2010.

On September 30, 2011, total stockholders’ equity amounted to a record $31.275 million. This equates to a book value per share of $21.75 and represents a 6% growth from the $20.52 book value per share on September 30, 2010.  This growth occurred over a twelve month period when Your Bank paid cash dividends to shareholders of $1.15 million.

We are pleased to report that the quarter ended September 30, 2011 marked the thirty-sixth consecutive quarter that Your Bank has paid dividends to its shareholders.  Total dividends paid by the Company now amounts to over $5.9 million.

As always, thanks so much to you, our shareholders and customers, for enabling us to achieve the results stated herein.  We always appreciate your business, your referrals, and your support!  In this economic and regulatory environment, we need to all work together to achieve continued success.

Should you have any questions about Your Bank or about this report, please do not hesitate to call.

Sincerely,

/s/ Geoffrey S. Sheils                                                /s/ Robert H. Beymer
Geoffrey S. Sheils                                                     Robert H. Beymer
President & CEO                                                      Chairman of the Board

Balance Sheets
September 30, 2011 and 2010
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	9/30/11	9/30/10
Cash and Fed Funds Sold	$11,946	$26,393

Investment Securities	114,368	95,812

Loans	361,119	359,495
Less: Allowance for Loan Losses	5,880	4,960
Net Loans	355,239	354,535

Bank Premises and Equipment	6,557	6,769
Intangible Assets	2,822	2,856
Other Assets	7,020	8,291

Total Assets	$497,952	$494,656

DEPOSITS
Demand	$55,720	$55,651
Savings	136,781	134,384
Time Deposits	210,571	220,062
Total Deposits	403,072	410,097

Borrowings	53,282	44,622
Other Liabilities	1,323	1,440

Total Liabilities	457,677	456,159

Trust Preferred Securities	9,000	9,000

Common Stock, $1 par value,
5,280,000 authorized,
1,437,651 issued and outstanding	1,438	1,438
Additional Paid-in Capital	15,294	15,294
Retained Earnings	14,193	12,458
Unrealized Gain (Loss) on Investments	350	307
Total Stockholders’ Equity	31,275	29,497

Total Liabilities & Stockholders’ Equity	$497,952	$494,656

Book Value per Share	$21.75	$20.52

First Sentry Bancshares, Inc.
Statements of Income
For the Nine Months Ended
September 30, 2011 and 2010
(DOLLARS IN THOUSANDS - except per share data)
	(unaudited)
	YTD	YTD
Interest Income	9/30/11	9/30/10
Loans, Including Fees	$14,545	$15,314
Investment Securities	2,055	2,412
Total Interest Income	16,600	17,726

Interest Expense	4,560	5,470

Net Interest Income	12,040	12,256

Non-Interest Income
Service Charges	595	783
Other Charges and Fees	416	387
Total Non-Interest Income	1,011	1,170

Loan Loss Provision Expense	2,433	3,511

Gross Operating Income	10,618	9,915

Non-Interest Expense
Salaries and Employee Benefits	3,279	3,203
Equipment and Occupancy	831	874
Data Processing	514	462
Professional Fees	523	419
Insurance	457	541
Taxes, Other	190	210
Other Expenses	1,604	1,848
Total Other Expense	7,398	7,557

Securities Gains	214	659

Income before Income Tax	3,434	3,017

Income Tax Expense	1,036	953

Net Income	$2,398	$2,064

Nine Months Earnings per Share	$1.67	$1.44